EXHIBIT 23

The Board of Directors
PHH Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 17, 1996, except for the note on capital stock as to which the date is June 24, 1996 with respect to the consolidated financial statements and the related financial statement schedule included in the Annual Report on Form 10-K for the fiscal year ended April 30, 1996 and Form 10-K/A filed March 27, 1997 of PHH Corporation and subsidiaries for the year ended April 30, 1996 and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report contains an explanatory paragraph that states that the company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," in 1996.


                                       /s/ KPMG Peat Marwick LLP

                                       KPMG Peat Marwick LLP


Baltimore, Maryland
May 20, 1997